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                    October 12, 2022

       Kyle Kiser
       Chief Executive Officer
       CONX Corp.
       5701 S. Santa Fe Dr.
       Littleton, CO 80120

                                                        Re: CONX Corp.
                                                            Preliminary Proxy
Statement on Form Pre 14A
                                                            Filed September 26,
2022
                                                            File No. 001-39677

       Dear Kyle Kiser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Scott D. Miller, Esq.